Exhibit 10.38

Arthur H. Tinkelenberg, Ph.D.

President & CEO

Enumeral Biomedical Holdings, Inc.

March 24, 2016

Anhco Nguyen, Ph.D.

c/o Enumeral Biomedical Holdings, Inc.

200 CambridgePark Drive, Suite 2000

Cambridge, MA 02140

Dear Cokey:

Enumeral Biomedical Holdings, Inc. (with its subsidiaries, “Enumeral” or the “Company”) desires to continue to employ you as the Company’s Vice President of Research and Development. This letter agreement (the “Agreement”) sets forth the current terms of your employment with Enumeral.

As Vice President of Research and Development, you will continue to report to the Company’s President and Chief Executive Officer. Your principal responsibilities will continue to include overseeing the Company’s day-to-day research and development activities, and such other duties as assigned by the Company’s President and Chief Executive Officer. You will continue to work closely with the other members of the Company’s senior management team, and will advise and interact with the Company’s Board of Directors (the “Board”).

You will continue to work at the Company’s Cambridge, Massachusetts facility, and your base salary will continue at the rate of $275,000 per annum (the “Base Salary”), payable in semi-monthly installments and subject to applicable deductions and withholdings. At the discretion of the Board or the Board’s Compensation Committee, you remain eligible to earn a target bonus of up to 30% of your Base Salary (the “Target Bonus Percentage”), based on achievement of corporate objectives as determined by the Board or the Compensation Committee. You will be expected to devote 100% of your business time and energies to your work with the Company.

You have previously been granted options to purchase shares of the Company’s common stock pursuant to the terms and conditions of the Company’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”). Those options will continue to vest and become exercisable during your employment with the Company in accordance with the terms of the 2014 Plan.

200 CambridgePark Drive · Suite 2000 · Cambridge, MA 02140 · O: 617.945.9146

Should circumstances change such that your employment with the Company terminates without Cause (as defined below) or should you resign for Good Reason (as defined below), you shall be entitled to the following severance benefits, provided that you execute a separation and release agreement (a “Separation Agreement”) in the form proposed by and acceptable to the Company:

(i)           the Company will continue to pay you your Base Salary at the then-current rate for a period of six (6) months following the date of your termination of employment with the Company (the “Severance Period”), provided that you continue to comply with and not breach the terms of the Separation Agreement and, as applicable, that certain Obligations Agreement, dated as of March 20, 2012, that you have previously entered into with the Company (the “Obligations Agreement”); and in the event of any noncompliance or breach of such terms, in addition to any other rights or remedies the Company may have, all severance payments shall immediately be terminated;

(ii)            All earned and declared but unpaid bonuses which are due and payable shall be immediately payable, including without limitation a pro rata portion of the current year’s potential bonus calculated based on the then-current Target Bonus Percentage, payable in a lump sum, based on the number of days in any given year that you were employed through the date of termination (the “Termination Date”), based on achievement of then-current corporate objectives through the Termination Date as determined in good faith by the President and Chief Executive Officer of the Company.

Upon a Change of Control (as defined in the 2014 Plan), you will be entitled to immediate and full vesting of the shares underlying your Enumeral stock options and all other equity awards granted to you which remain unvested as of the date of such Change in Control. For the avoidance of doubt, in the event that, following a Change in Control, your employment terminates without Cause or should you resign for Good Reason, you shall be entitled to the severance benefits set forth above.

For purposes of this Agreement, “Cause” shall be determined by the Company’s President and Chief Executive Officer, acting in good faith, and shall mean any of the following: (a) any failure of the employee to take or refrain from taking any corporate action consistent with the employee’s duties as Vice President of Research and Development as specified in written directions of the Company’s President and Chief Executive Officer or the Board; (b) the employee’s willful engagement in illegal conduct or gross misconduct that is injurious to the Company; (c) the conviction of the employee of, or the entry of a pleading of guilty or nolo contendere by the employee to, any crime involving moral turpitude or any felony; (d) fraud upon the Company including, without limitation, falsification of Company records or financial information; or (e) the employee’s breach of any of the non-compete, non-solicitation, and proprietary information provisions of this Agreement (including the terms of the Obligations Agreement).

200 CambridgePark Drive · Suite 2000 · Cambridge, MA 02140 · O: 617.945.9146

In addition, for purposes of this Agreement, “Good Reason” shall mean the occurrence, without the employee’s prior written consent, of any of the events or circumstances set forth in clauses (a) through (c) below:

(a)	a material diminution in employee’s rate of Base Salary;

(b)	a material diminution in employee’s authority, duties, or responsibilities; or

(c)	a material breach by the Company of this Agreement;

provided that any of the events described in clauses (a) though (c) of this Good Reason definition shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the employee of written notice of the event which constitutes Good Reason; and provided further that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following its occurrence, unless the employee has given the Company written notice thereof prior to such date.

You will continue to be entitled to fifteen (15) days (i.e., three weeks) of paid time off per year to be used for vacation time, and five (5) sick days and personal days (subject to change in accordance with the Company’s vacation and sick time policies). A maximum of five (5) days can be carried over from one calendar year into the next calendar year. You are also entitled to Company recognized holidays. You remain eligible to participate in the Company’s benefit plans in accordance with the Company’s policies, including medical and dental insurance and flexible spending account plans. As the Company offers additional benefits, you will be eligible to participate in such programs. The Company may modify benefits from time to time as it deems necessary.

You confirm that you continue to be an employee “at will,” which means that you or the Company can terminate the employment at any time and for any reason or no reason at all. In addition, you reaffirm your duties set forth in the Obligations Agreement.

This Agreement, together with any other agreement and instruments referred to herein (including but not limited to the Obligations Agreement and the 2014 Plan), constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the terms of your employment and the termination thereof.

200 CambridgePark Drive · Suite 2000 · Cambridge, MA 02140 · O: 617.945.9146

If you agree to the terms of this Agreement, please sign below and return this letter to me. We look forward to continuing our work together at Enumeral.

Very truly yours,

/s/ Arthur H. Tinkelenberg, Ph.D.
Arthur H. Tinkelenberg, Ph.D.
President & Chief Executive Officer

ACCEPTED BY:

/s/ Anhco Nguyen, Ph.D.
Anhco Nguyen, Ph.D.

200 CambridgePark Drive · Suite 2000 · Cambridge, MA 02140 · O: 617.945.9146